SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act 1934
Date of Report (Date of earliest event reported):  December 12, 2016
NEMAURA MEDICAL, INC.
(Exact name of registrant as specified in charter)
Nevada
(State or other jurisdiction of incorporation)
000-55283	46-5027260
(Commission File Number)	(IRS Employer Identification No.)

Advanced Technology Innovation Centre, Loughborough University Science and Enterprise Parks, 5 Oakwood Drive, Loughborough, Leicestershire LE11 3QF United Kingdom	N/A
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	00 44 1509 222912

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 12, 2016, Ms. Kathryn Farrar provided notice that she was resigning from her position as the Director of Finance of Nemaura Medical, Inc. (the "Company"), effective immediately. There were no disagreements between Ms. Farrar and the Company on any matter relating to the Company's operations, policies or practices, that resulted in her resignation.

The Board of Directors of the Company has appointed Mr. Iain Anderson, to serve as the Chief Financial Officer.

Mr. Anderson has served as the Financial Controller for the Company on a part-time basis since August 2016.  His responsibilities include the preparation and management of the Company's accounts.   Prior to his employment with the Company, Mr. Anderson had more  than 20 years' experience in working for US-owned businesses. From May 2014 to July 2016, Mr. Anderson was the European Controller for Lamons (a division of TriMas Corporation). From December 2013 to April 2014, he was the Financial Controller for SPS Technologies Limited (a subsidiary of Precision Castparts Corporation).  From May 2013 to November 2013, he was Head of Accounting – Northern Europe for Hospira, Inc. From May 2011 to April 2013, he was Financial Controller for Air Bearings Limited (a subsidiary of Hitachi).

Mr. Anderson has been a Chartered Certified Accountant since 1992. Mr. Anderson received a Masters in Business Administration from Loughborough University in 1999.

The Company has agreed to pay Mr. Anderson, an annual salary of £80,000 (approximately USD100,000), which amount shall be prorated for the 2016 fiscal year.  Either party may terminate employment by providing the other party with no less than three months' prior notice.

There are no family relationships between Mr. Anderson and any of the officers of director of the Company.  Mr. Anderson has not engaged in any related party transactions.
Item 9.01.  Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Compensation Arrangement for Chief Financial Officer

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Nemaura Medical, Inc.

By:	/s/ Dewan F H Chowdhury
Name: Dewan F H Chowdhury
Title: Chief Executive Officer

Dated: December 12, 2016

Exhibit List

Exhibit No.	Description
10.1	Compensation Arrangement for Chief Financial Officer